FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES FOURTH QUARTER AND FY 2007 FINANCIAL RESULTS

Fourth Quarter Highlights:

•	Record revenues of $82.0 million, up 22% from the prior year’s fourth quarter

•	Non-recurring income tax benefit of $10.8 million

•	Non-GAAP earnings per share of $0.23, a 130% increase over last year’s non-GAAP earnings per share

•	Operating cash flow of $24.3 million, revolving debt facility paid off

•	Launch of four new food and beverage products and one new pregnancy and nursing product containing life’sDHA™

COLUMBIA, Md., December 12, 2007 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the fourth quarter and fiscal year ended October 31, 2007. Revenues for the fourth quarter were $82.0 million, up 22% from $67.2 million in the fourth quarter of fiscal 2006. During the fourth quarter, the Company recorded a tax benefit of $10.8 million which resulted from the Company’s reversal of its deferred tax asset valuation allowance upon the determination that all of its net operating loss carryforwards will be realizable in the future. Net income, including this non-recurring tax benefit was $18.3 million, or $0.55 per diluted share, for the fourth quarter of fiscal 2007 compared with $100,000, or $0.00 per diluted share, in last year’s fourth quarter. The fourth quarter of fiscal 2006 included a charge of $4.7 million related to the restructuring of the Company’s plant operations.

Excluding the impact of this tax benefit in fiscal 2007 and the effects of the restructuring charge in both fiscal 2006 and fiscal 2007, the Company’s net income on a non-GAAP basis would have been $7.5 million, or $0.23 per diluted share, and $3.1 million, or $0.10 per diluted share for the fourth quarters ending October 31, 2007 and 2006, respectively (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “Our results in this year’s fourth quarter confirm that our strategies are on target and demonstrate the progress we have made against our key focus areas in 2007. During the year, we increased penetration in international infant formula markets, expanded the use of DHA outside of infant formula and improved our gross margin and profitability. We also continued to focus on developing new products to support our future growth. I believe that we are well-positioned to continue growing revenues and profits in the year ahead.”

Fourth Quarter and Fiscal 2007 Revenue Summary

Product sales in the fourth quarter increased 24% to $79.0 million and contract manufacturing sales totaled $3.0 million compared with $3.4 million in contract manufacturing sales a year ago. The decline in fourth quarter contract manufacturing revenues resulted from the Company’s decision to narrow its contract manufacturing services to include only products with reasonable profit margins or those that the Company expects could have a strategic fit in the future.

Fiscal 2007 product sales increased 14% to $292.5 million and contract manufacturing sales were $14.3 million.

Following is a breakdown of product sales by market for the fourth quarter and full year periods (in thousands):

	Three months ended October 31,		Year ended October 31,
	2007	2006	2007	2006
Infant formula market	$72,246	$59,506	$265,563	$240,497
Food and beverage market	1,706	398	5,483	1,404
Pregnancy and nursing, nutritional supplements and animal feeds	4,444	2,935	17,439	10,121
Non-nutritional products	629	970	4,064	3,816
Total product sales	$79,025	$63,809	$292,549	$255,838

The overall increase in product sales reflects continued strong demand from Martek’s U.S. and international infant formula customers, the launch of new and growth of existing food and beverage products containing life’sDHA™ and the Company’s increased penetration into the pregnancy and nursing and nutritional supplements markets. Compared to the third quarter of fiscal 2007, there was a decline of $600,000 in non-infant formula nutritional revenues as a result of customer ordering patterns associated with new product launches. Martek expects non-infant formula nutritional revenues to be between $6.2 million and $7.6 million in the first quarter of fiscal 2008.

New products launched during the fourth quarter co-branded with the Martek life’sDHA™ logo include:

Food and Beverage Products

•	Minute Maid® Pomegranate Blueberry Flavored 100% fruit juice blend with life’sDHA™

•	Beech-Nut® DHA Plus with life’sDHA™ baby food and cereals

•	British Biologicals’ Kids-Pro Nutrition Drink with life’sDHA™ (India)

•	Ricos® Cheese Sauce with life’sDHA™

Pregnancy and Nursing Products

•	NutraBella’s Bellybar™ with life’sDHA™ (expanded to entire product line)

Gross Margin and Operating Expenses

The Company’s gross margin has improved each quarter of fiscal 2007.  Gross margin for the fourth quarter of fiscal 2007 was 40.2%, a sequential improvement over the third quarter gross margin of 38.5%.  Gross profit margin continues to improve as a result of DHA productivity gains at Martek’s plants and reductions in ARA costs.  Gross profit margin in the fourth quarter also included a non-recurring property tax recovery that contributed approximately 1% to gross margin.  If not for this non-recurring item, gross profit margin in the fourth quarter would have been approximately 39%. Gross margin for the first quarter of fiscal 2008 is expected to be between 39% and 39.5%.

Research and development expenses in fiscal 2007 were $26.1 million compared to $24.8 million in fiscal 2006, an increase of 5.1%. R&D expenses in the fourth quarter of fiscal 2007 of $6.9 million were essentially unchanged as compared to the fourth quarter of fiscal 2006. The Company’s research and development efforts continue to focus on developing new food and beverage applications for life’sDHA™, broadening the scientific evidence supporting the benefits of life’sDHA™ throughout life, improving manufacturing processes and developing new products to expand the Company’s market offerings.

During fiscal 2007, selling, general and administrative expenses increased by $8.6 million, or 20.6%, from $41.6 million in fiscal 2006 to $50.2 million.  This increase resulted primarily from additional resources invested in the Company’s sales and marketing initiatives designed to grow its sales to infant formula customers overseas and to grow DHA markets outside of infant formula. More specifically, increased expenditures were made to expand the Company’s sales, customer support and marketing personnel as well as to broaden the scope of the Company’s advertising and public relations campaigns.  The increase in SG&A costs over 2006 also included approximately $3.0 million of costs related to the Company’s patent portfolio. Martek’s intellectual property, and protection thereof, is critical to the Company’s commercial success, and as such, the Company continues to invest resources in acquiring, maintaining and defending its intellectual property. The $700,000 sequential increase of SG&A costs over the third quarter of fiscal 2007 also relates primarily to higher patent-related costs.

Liquidity

For the fiscal year ended October 31, 2007, the Company generated $45.9 million of cash from operating activities with the fourth quarter contributing $24.3 million. The $45.9 million represents a nearly 30% increase in operating cash flow as compared to fiscal 2006.

Martek’s inventory balance at quarter-end declined as compared to the amount on-hand at the end of fiscal 2006 despite significant revenue growth between years. The Company’s significant cash generation allowed for repayments on its credit facility totaling $36 million during fiscal 2007. At the end of the quarter, Martek had $21.6 million in cash and had the entire balance of its long-term revolving credit facility ($135 million) available for future borrowing.

Significant Recent Events

•	Multi-Year Worldwide Sole Source Supply Agreement with Abbott – In October 2007, Martek announced that it had entered into a 10-year supply agreement with Abbott Nutrition, a leading worldwide producer of infant formula products including the Similac® Advance® brand, under which Martek will serve as Abbott’s exclusive worldwide DHA and ARA supplier for all of Abbott’s infant formula products. Under terms of the agreement, Abbott has the right to terminate the arrangement as of January 2012. Martek has been supplying Abbott with DHA and ARA for use in infant formula products under a 25-year license agreement signed in 2000 which remains in effect.

•	New Infant Formula Licensee – In October 2007, Martek announced that it had entered into a multi-year license and supply agreement with Alter Farmacia, S.A. for the inclusion of Martek’s arachidonic acid oil in Alter’s infant formula products that contain ARA and are sold in Spain and Portugal.

•	Worldwide Distributor Agreement for Animal Feed Products — In November 2007, Martek announced that it had entered into a worldwide distributorship agreement for Martek’s DHA Gold® animal feed product with Novus International, Inc, an affiliate of Mitsui and Co., Ltd. and Nippon Soda Co., Ltd. Martek will serve as Novus’s sole source supplier of DHA for all of its poultry and swine feed and enrichment products. All Novus products containing DHA Gold® will display the DHA Gold® trademark. Martek’s DHA Gold® biomass animal feed ingredient is a dried, whole-cell algae product used to provide DHA enrichment for commercially raised animals. Novus International, Inc. is an industry leader in animal nutrition and health.

•	Settlement of OmegaTech Milestone Litigation – In October 2007, Martek announced that it had reached a settlement with the representative of the former stockholders of OmegaTech in the ongoing litigation regarding the disputed contingent consideration associated with certain milestones included in the April 2002 merger agreement. In connection with the settlement, Martek is issuing 340,946 shares of Martek common stock to the former stockholders of OmegaTech. As part of the settlement, the litigation has been dismissed and Martek received a full release and discharge from any and all future claims by former stockholders of OmegaTech. The settlement eliminates the potential for any additional shares to be issued to the former OmegaTech stockholders. The shares being issued to the former OmegaTech securities holders resulted in the recognition of approximately $10 million of additional purchase price consideration which has been recorded as goodwill by Martek.

•	Settlement of Securities Class Action Litigation – In December 2007, Martek announced that it had entered into a tentative settlement of all claims in the securities class action litigation filed in the United States District Court for the District of Maryland alleging, among other things, violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934. The settlement will result in the dismissal of the claims against Martek and all other defendants, subject to final court approval. The proposed settlement of the class action will include a cash payment to the settlement fund of $6 million, all of which will be paid by the Company’s insurer. The parties anticipate filing in the near future a motion in the federal court asking for approval of the proposed settlement, which is required before the settlement becomes effective and final. No assurances can be given that the settlement ultimately will be approved by the court.

•	Developments in Patent Infringement Litigation – There have been several recent developments in Martek’s patent infringement suits in the U.S. and Germany, a summary of which follow:

•	Martek Wins German DHA Patent Infringement Actions – In October 2007, Martek received a favorable judgment in its patent infringement suit against (i) Lonza Ltd., (ii) Celanese Ventures GmbH and (iii) Nutrinova Nutrition Specialties & Food Ingredients GmbH. In a separate suit against Lichtwer Pharma GmbH, one of Nutrinova’s customers, a similar judgment was announced. The first suit involves Lonza’s German sale and use of a fatty acid product currently marketed under the brand name Lonza DHA for use in functional foods and dietary supplements. The second suit involves Lichtwer’s German sale and use of a DHA-containing oil in a supplement marketed under the brand name AMEU® Alge. The decisions may be appealed by Lonza and Lichtwer to the higher regional court in Dusseldorf.

•	Martek Obtains Permanent Injunction Against Lonza in U.S. Patent Infringement Suit – In November 2007, a judge in the United States District Court in Delaware ruled on various post-trial motions and entered a permanent injunction in Martek’s favor against the defendants in Martek’s patent infringement suit against Lonza Ltd., Nutrinova Inc. and Nutrinova Nutrition Specialties & Food Ingredients GmbH. The judge upheld the October 2006 jury verdict that the defendants infringed all of the asserted claims of two of Martek’s patents and that these patents were valid, and the judge granted a permanent injunction with respect to these two patents. Martek expects the defendant will appeal this decision, and the permanent injunction will be in effect pending any appeal. With respect to a third patent, the judge reversed the jury verdict; however, Martek does not believe this will have an adverse effect on the strength of the permanent injunction and is considering alternatives regarding this patent. Martek plans to appeal the judge’s ruling on the third patent.

•	European Patent Office Upholds DHA Food Patent – In November 2007, the Opposition Division of the European Patent Office (EPO) upheld one of the Company’s European DHA patents. The modified claims of the patent are narrower than the claims originally granted but broader than the claims that were previously upheld in a December 2000 Opposition Division hearing. The patent, which expires in November 2010, relates to fermentation processes, human and animal food products, pharmaceutical uses of certain claimed microorganisms and Martek’s food DHA production strain. The Company believes that, on an overall basis, the patent as modified remains an important part of the Company’s intellectual property portfolio and that the narrowing of the claims of the patent should not have any material adverse impact on the Company. The Company believes that it is probable that at least one of the opponents of the patent will appeal the Opposition Division’s decision.

•	New Data Published on Benefits of DHA – The benefits of DHA supplementation were recently discussed in several publications:

•	An independent observational study published in the Journal of the American Medical Association (September 2007) was designed to determine whether the intake of omega-3 and omega-6 fatty acids is associated with the development of Type 1 diabetes in children. This study was conducted with a cohort of 1,770 children known to be at genetic risk for developing Type 1 diabetes. Results showed that the omega-3 fatty acid levels were inversely correlated with the risk for developing diabetes in this group of at-risk children. These investigators are further investigating this relationship in an ongoing clinical trial to determine whether DHA, specifically, has a role in Type 1 diabetes prevention.

•	A report in the Proceedings of the Nutrition Society (August 2007) in the United Kingdom summarized the current knowledge on maternal diet and human milk fatty acids. The author reviewed data demonstrating that maternal intake of DHA during pregnancy and lactation supports neural system maturation in the infant.

•	Results from the European research project PERILIP were published in the British Journal of Nutrition (November 2007). As previously disclosed by the Company, the conclusions of these experts include a recommendation for pregnant and lactating women to consume at least 200 mg of DHA per day.

Management Outlook

For the first quarter of fiscal 2008, Martek expects total revenues to be between $79 million and $83 million, which include projected non-infant formula nutritional revenue of between $6.2 million and $7.6 million. First quarter gross margin is expected to be between 39% and 39.5%. Net income is projected to be between $6.8 million and $7.5 million, and diluted earnings per share are projected to be between $0.21 and $0.23.

For fiscal 2008, the Company expects growth in both revenues and profitability as compared with fiscal 2007. Martek expects to grow its core infant formula business and expand its penetration into the pregnancy and nursing, nutritional supplements and food and beverage markets. Although the Company expects such growth, Martek is likely to experience quarter-to-quarter fluctuations in both infant formula and non-infant formula nutritional revenues due primarily to variability in customer ordering patterns and the timing of product launches.

Reconciliation of GAAP to Non-GAAP Net Income Measure

The Company makes reference in this release to non-GAAP presentations of net income and earnings per share that exclude the tax benefit from reversal of deferred tax asset valuation allowance and restructuring charge. We are providing this information to assist investors in comparing the results of the current period to those in the prior year periods when the non-recurring items were not present. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income reported under GAAP to the non-GAAP financial measure included herein ($ in thousands):

	Three months ended October 31,		Year ended October 31,
	2007	2006	2007	2006
Net income, as reported under GAAP	$18,268	$102	$32,013	$14,938
Deduct: Tax benefit from reversal of deferred tax asset valuation allowance	(10,841)	—	(10,841)	—
Add: Restructuring charge	106	4,729	853	4,729
Deduct: Tax benefit of restructuring charge	(38)	(1,726)	(307)	(1,726)

Non-GAAP net income measure	$7,495	$3,105	$21,718	$17,941

Non-GAAP diluted earnings per share	$0.23	$0.10	$0.67	$0.55

Investor Conference Call Webcast

Martek will host a conference call and Webcast for investors to review its fourth quarter results and fiscal 2008 outlook at 4:45 p.m. Eastern Time on Wednesday, December 12, 2007. Access to the live audio Webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on January 12, 2008.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements and food and beverage markets; (2) its expectations regarding revenues, profitability, cash flows from operations and changes in inventory levels during fiscal 2008; (3) statements regarding specific revenue, gross margin and income expectations for the first quarter of fiscal 2008; (4) statements regarding customer supply arrangements and pricing; (4) expectations regarding the outcome and impact of the various litigation proceedings in which the Company is involved; and (5) its expectations regarding launches by customers of products containing Martek’s life’sDHA™. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K/A for the fiscal year ended October 31, 2006 and other filed reports on Form 10-K, Form 10-Q, Form 10-Q/A and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended October 31,		Year ended October 31,
	2007	2006	2007	2006
Revenues:
Product sales	$79,025	$63,809	$292,549	$255,838
Contract manufacturing sales	2,995	3,377	14,264	14,816

Total revenues	82,020	67,186	306,813	270,654

Cost of revenues:
Cost of product sales, including idle capacity costs	46,364	40,625	179,367	158,600
Cost of contract manufacturing sales	2,656	3,917	13,952	14,676

Total cost of revenues	49,020	44,542	193,319	173,276

Gross margin	33,000	22,644	113,494	97,378

Operating expenses:
Research and development	6,852	6,854	26,081	24,823
Selling, general and administrative	13,659	10,149	50,185	41,614
Restructuring charge	106	4,729	853	4,729
Other operating expenses	362	475	1,614	1,158

Total operating expenses	20,979	22,207	78,733	72,324

Income from operations	12,021	437	34,761	25,054
Interest and other, net	73	(275)	(1,089)	(1,528)

Income before income tax (benefit) provision	12,094	162	33,672	23,526
Income tax (benefit) provision	(6,174)	60	1,659	8,588

Net income	$18,268	$102	$32,013	$14,938

Basic earnings per share	$0.56	$0.00	$0.99	$0.47

Diluted earnings per share	$0.55	$0.00	$0.98	$0.46

Shares used in computing basic earnings per share	32,649,799	32,153,835	32,336,314	32,113,301
Shares used in computing diluted earnings per share	32,975,155	32,341,835	32,593,125	32,343,015

Unaudited Condensed Consolidated Balance Sheets Data

	October 31,	October 31,
	2007	2006
Assets:
Cash, cash equivalents and short-term investments	$21,648	$26,828
Accounts receivable, net	41,643	32,746
Inventories, net	109,409	112,320
Other current assets	8,237	8,893
Property, plant and equipment, net	277,915	286,922
Deferred tax asset	51,306	42,800
Goodwill and other, net	86,537	87,464

Total assets	$596,695	$597,973

Liabilities and stockholders’ equity:
Current liabilities	$46,141	$49,786
Non-current liabilities	18,827	55,612
Stockholders' equity	531,727	492,575

Total liabilities and stockholders’ equity	$596,695	$597,973

Unaudited Condensed Consolidated Cash Flow Data

	Year ended October 31,
	2007	2006
Operating activities:
Net income	$32,013	$14,938
Non-cash items	31,706	35,290
Changes in operating assets and liabilities, net	(17,859)	(14,606)

Net cash provided by operating activities	45,860	35,622

Investing activities:
Expenditures for property, plant and equipment	(8,279)	(10,902)
Proceeds from sale of fluorescent detection products business	900	—
Repurchase of sale-leaseback equipment	(3,910)	(6,877)
Capitalization of intangible assets	(6,010)	(6,862)

Net cash used in investing activities	(17,299)	(24,641)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(1,013)	(3,009)
Repayments under revolving credit facility, net	(36,000)	(19,000)
Proceeds from stock option exercises and other, net	3,272	4,509

Net cash used in financing activities	(33,741)	(17,500)

Net change in cash, cash equivalents and short-term investments	(5,180)	(6,519)
Cash, cash equivalents and short-term investments, beginning of period	26,828	33,347

Cash, cash equivalents and short-term investments, end of period	$21,648	$26,828